FOR MORE INFORMATION CONTACT:

David Kiser, CPA
Director of Corporate Communications
Southern Pacific Funding Corporation
(503) 303-2280

SOUTHERN PACIFIC FUNDING CORPORATION ANNOUNCES
LAWSUIT, NEGOTIATIONS WITH LENDERS

LAKE OSWEGO, OR - September 29, 1998 -Southern Pacific Funding Corporation (NYSE:SFC) announced that it has obtained a temporary restraining order in a lawsuit filed today against Wilshire Real Estate Partnership, L.P., and related entities. The proceeding relates to claims that Southern Pacific Funding is in default with respect to a $40 million loan recently made by Wilshire which is secured by assets with a market value substantially in excess of the loan amount. The temporary restraining order enjoins Wilshire from selling the loan collateral without complying with requirements of the Uniform Commercial Code.

Southern Pacific Funding also stated that it is engaged in discussions with its warehouse facility lenders with respect to recent notices of default regarding certain loan covenants. The warehouse lines of credit, which total $1.3 billion, are used by Southern Pacific Funding to fund loan originations and purchases and are secured by the loans that the Company originates and purchases. The Company is seeking to negotiate amended terms for its warehouse lines as part of its restructuring initiatives. As indicated in earlier reports, the restructuring program also encompasses changes in top management, execution of significant whole loan sales, discontinuance of Southern Pacific Funding's strategic alliance program, and a corporate-wide cost reduction program, including employee layoffs.

Southern Pacific Funding Corporation is a Lake Oswego, Oregon, based specialty finance company that originates, purchases and sells home equity loans made to borrowers whose needs are not met by traditional financial institutions. Southern Pacific Funding and its subsidiaries originate loans throughout the United States and in the United Kingdom through diversified origination channels. The Company's largest shareholder, Imperial Credit Industries, Inc. (NASDAQ:ICII), currently owns 47% of the Common Stock of Southern Pacific Funding.

Certain statements in this document contain forward-looking information. For purposes of the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, actual results may differ materially due to a variety of factors, including that there can be no assurance that Southern Pacific Funding will ultimately prevail in the proceeding brought against Wilshire Real Estate Partnership, L.P., and related entities, that it will be able to restructure its warehouse facilities on terms acceptable to Southern Pacific Funding or its existing lenders, or that the Company will otherwise be able to successfully implement its restructuring program, as well as other risks identified in Southern Pacific Funding's Securities and Exchange Commission filings.

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More  information may be found on Southern  Pacific  Funding  Corporation on the
Internet @ http://www.sp-funding.com

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